================================================================================
                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


                             (Amendment No. _____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               NOVA CORPORATION
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                 [NOVA LOGO]

                                          April 20, 1998

Dear Shareholder:

  You are cordially invited to attend the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of NOVA Corporation (the "Company"), to be held at the offices of the Company, One Concourse Parkway, Suite 300, Atlanta, Georgia on Wednesday, May 20, 1998, at 10:00 a.m., local time.

  The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. In addition to the usual matters involving the election of directors and the ratification of the appointment of independent accountants for the Company, a proposal will be presented to the shareholders for the authorization and approval of an amendment to the Company's 1996 Employees Stock Incentive Plan. Executive officers of the Company, as well as a representative from the Company's independent accounting firm, Ernst & Young LLP, will be present to respond to appropriate questions of shareholders.

  I hope that you will be able to attend the Annual Meeting. If you plan to attend, please mark the appropriate box on your proxy card so that we can make appropriate arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy card in the enclosed envelope at your earliest convenience. This will ensure that your shares will be represented and voted at the Annual Meeting even if you are unable to attend.

                                          Sincerely,


                                          [SIGNATURE OF EDWARD GRZEDZINSKI]
                                          Edward Grzedzinski
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Atlanta, Georgia

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                                   IMPORTANT

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN
 THE RETURN ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.
  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY CARD AND VOTE IN
                           PERSON IF YOU SO DESIRE.

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

                               NOVA CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 20, 1998

  NOTICE HEREBY IS GIVEN that the 1998 Annual Meeting of Shareholders of NOVA Corporation (the "Company") will be held at the offices of the Company at One Concourse Parkway, Suite 300, Atlanta, Georgia, on Wednesday, May 20, 1998, at 10:00 a.m., local time, for the purpose of considering and voting upon:

  1. A proposal to elect the directors of the Company;

  2. A proposal to authorize and approve an amendment to the NOVA Corporation 1996 Employees Stock Incentive Plan, as amended;

  3. A proposal to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 1998; and

  4. Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

  Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on March 25, 1998, are entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                                     By Order of the Board of Directors,


                                     [Signature of James M. Bahin appears here]
                                     Vice Chairman, Chief Financial Officer
                                     and Secretary

Atlanta, Georgia
April 20, 1998

                               NOVA CORPORATION
                             ONE CONCOURSE PARKWAY
                                   SUITE 300
                            ATLANTA, GEORGIA 30328

                               ----------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1998

                               ----------------

  This Proxy Statement is furnished to the shareholders of NOVA Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") and any adjournments or postponements thereof. The Annual Meeting will be held at the offices of the Company, One Concourse Parkway, Suite 300, Atlanta, Georgia on Wednesday, May 20, 1998, at 10:00 a.m., local time.

  The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to shareholders of the Company is April 20, 1998.

                                    VOTING

GENERAL

  The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $0.01 par value per share (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is March 25, 1998 (the "Record Date"). On the Record Date, 29,071,428 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "FOR" or "AGAINST" and abstentions (including instructions to withhold authority to vote) will be used.

  In voting for the proposal to elect directors (Proposal 1), shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, abstentions will not be counted and will have no effect. Pursuant to the Company's Articles of Incorporation, the Company's Common Stock may be voted cumulatively in the election of directors. When cumulative voting is in effect, the right to vote cumulatively means that each shareholder entitled to vote in the election of directors shall be entitled to as many votes as shall equal the number of shares of Common Stock held by the shareholder as of the Record Date multiplied by the number of directors to be elected and may cast all such votes for a single nominee or may distribute them among two or more nominees. Cumulative voting will not be in effect unless a shareholder intending to vote cumulatively gives separate written notice to the Secretary of the Company not less than 48 hours before the time for the Annual Meeting, stating that such shareholder intends to vote his or her shares cumulatively, which notice will be announced at the Annual Meeting before the voting. Instructions with respect to cumulative voting on the proxy card do not constitute notice of an election that a shareholder intends to vote his or her shares cumulatively. In the event cumulative voting is in effect, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of nominees.

  In voting for the proposal to approve the amendment to the NOVA Corporation 1996 Employees Stock Incentive Plan, as amended (the "1996 Stock Incentive Plan") (Proposal 2), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will have the effect of a vote against Proposal 2.

  In voting for the proposal to ratify the Board of Directors' appointment of independent accountants for the Company (Proposal 3), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 3 is governed by Georgia law, and the votes cast favoring such proposal must exceed the votes cast opposing such proposal, provided a quorum is present. As a result, in accordance with Georgia law, abstentions will not be counted and will have no effect.

  Under the rules of the New York and American Stock Exchanges (the "Exchanges") that govern most domestic stock brokerage firms, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such "broker non-votes" will not be considered in determining whether a quorum exists at the Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

  As of March 25, 1998 (the Record Date for the Annual Meeting), the directors and executive officers of the Company owned or controlled approximately 24,063,462 shares of Common Stock of the Company, constituting approximately 81.0% of the outstanding Common Stock. The Company believes that the holders of more than a majority of the Common Stock outstanding on the Record Date will vote all of their shares of Common Stock in favor of each of the proposals and, therefore, that the presence of a quorum and the approval of each proposal is reasonably assured.

PROXIES

  In voting with regard to the election of directors, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With regard to the proposals to authorize and approve the amendment to the 1996 Stock Incentive Plan, and to ratify the appointment of independent accountants, shareholders may vote in favor of or against each of the proposals or may abstain from voting. Shareholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3 AS SET FORTH ON THE PROXY CARD. In the event cumulative voting is in effect with respect to Proposal 1, the proxy card confers discretionary authority on the persons named as proxies to cumulate the votes so as to elect the maximum number of nominees. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company at the principal office of the Company, by delivering a later dated proxy card or by voting in person at the Annual Meeting.

  In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following sets forth information regarding ownership of the Company's outstanding Common Stock on March 25, 1998, by (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and director nominee, (iii) each Named Executive Officer (as defined below), and (iv) all directors, director nominees and Named Executive Officers as a group. Unless otherwise indicated, the named owner has sole voting and investment power with respect to the shares listed.

                                                     SHARES           PERCENT
NAME AND POSITION                             BENEFICIALLY OWNED(1) OF CLASS(2)
-----------------                             --------------------- -----------
Warburg, Pincus Investors, L.P. .............      11,086,770 (3)      38.1%
 Principal Shareholder
First Union Corporation......................       9,149,209 (4)      31.5%
 Principal Shareholder
WorldCom, Inc. ..............................       2,371,063 (5)       8.2%
 Principal Shareholder
Edward Grzedzinski...........................         748,971 (6)       2.2%
 Chairman, President and Chief Executive
 Officer
James M. Bahin...............................         723,872 (7)       2.1%
 Vice Chairman, Chief Financial Officer and
 Secretary
Pamela A. Joseph.............................         132,999 (8)         *
 Executive Vice President and Chief
 Information Officer
John M. Perry................................         154,500 (9)         *
 Executive Vice President--Sales and
 Marketing
Rebecca L. Powell............................         102,925(10)         *
 Executive Vice President--Merchant Services
 and Operations
Charles T. Cannada...........................       2,371,063 (5)       8.2%
 Director and Principal Shareholder
Dr. James E. Carnes..........................           3,200(11)         *
 Director
U. Bertram Ellis.............................           5,000(12)         *
 Director
Dr. Henry Kressel............................      11,086,770 (3)      38.1%
 Director and Principal Shareholder
Joseph P. Landy..............................      11,086,770 (3)      38.1%
 Director and Principal Shareholder
Maurice F. Terbrueggen, Jr. .................       9,149,209 (4)      31.5%
 Director and Principal Shareholder
Stephen E. Wall..............................             --            -- %
 Director Nominee
All Named Executive Officers, directors and        24,478,509(13)      81.0%
 director nominees as a group
 (12 persons)................................

--------
 * Less than 1% of the outstanding Common Stock.
(1) Includes shares of Common Stock which the named shareholder has a right to acquire upon the exercise of vested and nonvested options.
(2) Includes shares of Common Stock which the named shareholder has a right to acquire, upon the exercise of options, within 60 days following the Record Date, but not options that become exercisable after such date. Such shares receivable upon the exercise of options are deemed outstanding for purposes of completing the percentage ownership of the person holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other person shown in the table.
(3) The shares shown are owned by Warburg, Pincus Investors, L.P. ("Warburg Investors"). The sole general partner of Warburg Investors is Warburg, Pincus & Co., a New York general partnership ("WP"). E. M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg Investors. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both

     WP and EMW LLC. WP, as the sole general partner of Warburg Investors, has a 20% interest in the profits of Warburg Investors. Dr. Kressel and Mr. Landy, directors of the Company, are Managing Directors and members of EMW LLC and general partners of WP. As such, Dr. Kressel and Mr. Landy may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares beneficially owned by Warburg Investors and WP. Dr. Kressel and Mr. Landy disclaim beneficial ownership of the shares. The named persons' address is 477 Lexington Avenue, 10th Floor, New York, New York 10017.
(4) The shares indicated are owned beneficially by indirect, wholly-owned subsidiaries of First Union Corporation ("First Union"). Pursuant to the terms of a voting agreement among First Union National Bank ("FUNB") and such subsidiaries, FUNB holds the proxy for each of such subsidiaries with respect to such shares. Accordingly, each of First Union and FUNB may be deemed to be the beneficial owner of all such shares within the meaning of Rule 13d-3 under the Exchange Act. Such shares also may be attributed to Mr. Terbrueggen, a director of the Company, who serves as Senior Vice President of First Union. Mr. Terbrueggen disclaims beneficial ownership of the shares. First Union's and Mr. Terbrueggen's address is Two First Union Center, 301 South College Street, Charlotte, North Carolina 28288.
(5) The shares shown are owned by WorldCom, Inc. ("WorldCom"). Mr. Cannada may be deemed to beneficially own the shares within the meaning of Rule 13d-3 under the Exchange Act due to his affiliation with WorldCom as a Senior Vice President. Mr. Cannada disclaims beneficial ownership of these shares. Mr. Cannada's and WorldCom's address is 515 East Amite, Jackson, Mississippi 39201.
(6) Includes 25,000 shares held in the name of Mr. Grzedzinski's spouse, 50 shares held by his spouse as custodian for a minor child, and 50 shares held by Mr. Grzedzinski's daughter. Also includes 262,618 shares that Mr. Grzedzinski may acquire, upon the exercise of options, within 60 days following the Record Date, and 96,713 shares that Mr. Grzedzinski may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(7) Includes 268,859 shares that Mr. Bahin may acquire, upon the exercise of options, within 60 days following the Record Date, and 96,713 shares that Mr. Bahin may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(8) Includes 19,750 shares that Ms. Joseph may acquire, upon the exercise of options, within 60 days following the Record Date, and 64,240 shares that Ms. Joseph may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(9) Includes 57,375 shares that Mr. Perry may acquire, upon the exercise of options, within 60 days following the Record Date, and 97,125 shares that Mr. Perry may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(10) Includes 15,625 shares that Ms. Powell may acquire, upon the exercise of options, within 60 days following the Record Date, and 53,506 shares that Ms. Powell may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(11) Includes 3,000 shares that Dr. Carnes may acquire upon the exercise of options that will not be exercisable within 60 days following the Record Date.
(12) Includes 1,250 shares that Mr. Ellis may acquire, upon the exercise of options, within 60 days following the Record Date, and 3,750 shares that Mr. Ellis may acquire upon the exercise of options which will not be exercisable within the aforementioned 60-day period.
(13) Includes 625,477 shares which may be acquired upon the exercise of options within 60 days following the Record Date and 415,047 shares which may be acquired upon the exercise of options that will not be exercisable within the aforementioned 60-day period. Includes 9,149,209 shares owned by indirect wholly-owned subsidiaries of First Union and included due to the affiliation of Mr. Terbrueggen with First Union. Includes 11,086,770 shares owned by Warburg Investors and included due to the affiliation of Dr. Kressel and Mr. Landy with Warburg Investors. Includes 2,371,063 shares owned by WorldCom and included due to Mr. Cannada's affiliation with WorldCom.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES

  In accordance with the Bylaws of the Company, the Board of Directors of the Company has fixed the number of directors at nine. Directors are elected annually by the shareholders for a term of one year or until their respective successors have been elected.

  The Board of Directors has nominated the following persons to serve as directors until the next Annual Meeting of Shareholders or until their respective successors are elected. All of the nominees except Mr. Wall presently are members of the Board of Directors. Each of the nominees has consented to serve a one year term if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the persons named as proxies will vote the shares represented by all valid proxy cards for such substitute nominees, or to allow the vacancies created thereby to remain open until filled by the Board, as the Board of Directors recommends.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT THE NINE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

  Set forth below is certain information regarding each of the nominees. Unless otherwise indicated, the information is as of April 15, 1998.

  James M. Bahin. Mr. Bahin, 53, has served with the Company or its predecessor since January 1992, most recently as a director, Vice Chairman of the Board of Directors, Chief Financial Officer and Secretary. Prior to joining the Company, Mr. Bahin served in various officer capacities with Fuqua Industries, Inc., a diversified manufacturing and service company, most recently as Senior Vice President of Operations. Mr. Bahin has over 25 years of financial and management experience.

  Charles T. Cannada. Mr. Cannada, 39, has served as a director of the Company or its predecessor since January 1995. Mr. Cannada has served with WorldCom, Inc. ("WorldCom"), a publicly-held long distance telecommunications firm, since October 1989, most recently as Senior Vice President.

  Dr. James E. Carnes. Dr. Carnes, 58, has served as a director of the Company since November 1997. Dr. Carnes is the President and Chief Executive Officer of Sarnoff Corporation, a contract research and development company in the electronics and information technology industry, and has held this position since 1990. He has served with Sarnoff Corporation, and its predecessor, since 1969.

  U. Bertram Ellis. Mr. Ellis, 44, has served as a director of the Company since October 1996. Mr. Ellis is the Chairman and Chief Executive Officer of IXL Holdings, Inc., the parent company of iXL, Inc., a full-service provider of interactive communication services, and has held this position since April 1996. Prior to joining IXL Holdings, Mr. Ellis founded and served as the President and Chief Executive Officer of Ellis Communications, a privately-held owner and operator of television and radio stations, from 1993 to 1996. Prior to founding Ellis Communications, Mr. Ellis served from 1986 to 1992 in the capacities of President, Chief Executive Officer and Chief Operating Officer of Act III Broadcasting, a television broadcast group. From 1992 to 1993, Mr. Ellis served as the Chief Executive Officer of American Innovations, Inc., which filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in 1993. Mr. Ellis is a director of OrthAlliance, a publicly-held provider of orthodontic practice management services.

  Edward Grzedzinski. Mr. Grzedzinski, 43, has served with the Company or its predecessor since February 1991, most recently as a director, Chairman of the Board of Directors, President and Chief Executive Officer. He co-founded the Company's subsidiary and predecessor, NOVA Information Systems, Inc. ("NOVA Information Systems"), as its Chief Operating Officer in 1991 and was named Chief Executive Officer in September 1995. From October 1990 to February 1991, Mr. Grzedzinski served as an officer of Phoenix Consulting Group, Inc., a transaction processing consulting company. Mr. Grzedzinski has over 12 years experience in the bankcard industry.

  Dr. Henry Kressel. Dr. Kressel, 64, has served as a director of the Company or its predecessor since November 1991. Dr. Kressel has served with E. M. Warburg, Pincus & Co., Inc., an investment firm, since 1983, most recently as Managing Director. Dr. Kressel also serves as a director of Level One Communications, Inc. and Zilog, Inc., each a publicly-held semi-conductor company, Maxis Inc., a publicly-held software development company, Trescom International, Inc., a publicly-held long-distance telephone company, IA Corporation, a publicly-held software development company, and other privately held companies.

  Joseph P. Landy. Mr. Landy, 36, has served as a director of the Company or its predecessor since August 1994. Mr. Landy has served with E. M. Warburg, Pincus & Co., Inc. ("Warburg Investors"), an investment firm, since 1985, most recently as Managing Director. Mr. Landy serves as a director of Level One Communications, Inc., a publicly-held semi-conductor company, CN Biosciences, Inc., a publicly-held manufacturer of specialty chemical reagents and pharmaceutical raw materials, and other privately held companies.

  Maurice F. Terbrueggen, Jr. Mr. Terbrueggen, 52, has served as a director of the Company since January 1996. Mr. Terbrueggen has served with First Union Corporation ("First Union"), a bank holding company, since July 1973, most recently as Senior Vice President and Division Manager of the First Union merchant acquiring business. Mr. Terbrueggen has over 29 years of management experience in the financial services industry, including over 24 years in the bankcard industry.

  Stephen E. Wall. Mr. Wall, 56, has served with KeyCorp, a bank holding company, since 1970, most recently as Executive Vice President. Mr. Wall serves as a director of MasterCard International, a global payment system comprised of financial institution members, and Electronic Payment Services, Inc., a privately-held electronic transaction processor. Mr. Wall has over 30 years experience in the financial services industry.

DIRECTOR COMPENSATION

  Directors of the Company, other than employees of the Company (or its subsidiaries) and director nominees who are affiliates of Warburg Investors, First Union and WorldCom, receive a retainer of $2,000 per month for service as a director. Additionally, such directors are entitled to receive $1,000 for attendance and participation at each Board of Directors meeting, and $500 for attendance and participation in each committee meeting if such committee meeting is not held on the same day as a Board of Directors meeting. Directors receive reimbursement for their expenses incurred in connection with travel to and from a meeting.

  The NOVA Corporation 1996 Directors Stock Option Plan, as amended and restated (the "Directors Plan"), provides for stock options to be granted to outside directors of the Company other than the director nominees of Warburg Investors, First Union and WorldCom, as partial compensation for their service on the Board. The number of options to be granted to each such director is determined as follows: (i) upon an eligible director's initial election to the Board, an option to purchase 2,000 shares of Common Stock; and (ii) upon beginning any term of service as a director, an option to purchase a number of shares equal to a fraction, the numerator of which is 2,000 multiplied by the number of full or partial months to be served in such term, and the denominator of which shall be 12. The Board of Directors administers the Directors Plan subject to certain limitations.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  General. The Board of Directors of the Company conducts its business through meetings of the full Board and through two committees of the Board: an Audit Committee and a Compensation Committee. During the fiscal year ended December 31, 1997, the Board of Directors of the Company met six times, the Audit Committee met one time and the Compensation Committee met one time. All directors attended at least 75% of the meetings of the Board of Directors and the Committees on which they served in 1997.

  The Board of Directors as a whole functions as the nominating committee to select management's nominees for election as directors of the Company.

  Audit Committee. The Audit Committee is responsible for reviewing the audit plan with the Company's independent accountants, the scope and results of their audit engagement and the accompanying management letter; reviewing the scope and results of the Company's internal auditing procedures; consulting with the independent accountants and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; and reviewing the independence of the independent accountants. Currently, Mr. Cannada, Dr. Carnes and Mr. Ellis are members of the Audit Committee.

  Compensation Committee. The purpose of the Compensation Committee is to make recommendations to the Board of Directors regarding all matters of compensation, including stock options for employees of the Company. Mr. Ellis and Dr. Kressel are members of the Compensation Committee. In addition, Fred Martin Winkler, who resigned as a director of the Company in March 1998, served as a member of the Compensation Committee during the fiscal year ended December 31, 1997.

  The Compensation Committee administers the NOVA Corporation 1991 Stock Option and Stock Appreciation Rights Plan, as amended (the "1991 Option Plan"), and the 1996 Stock Incentive Plan.

  Compensation Committee Interlocks and Insider Participation. Mr. Ellis and Dr. Kressel currently serve as members of the Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires that the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's Common Stock ("Reporting Persons") file certain reports concerning their beneficial ownership of the Company's Common Stock. The Company believes that during 1997 all Reporting Persons complied with their Section 16(a) filing obligations in a timely manner except that the Form 3 report filed on behalf of Dr. James E. Carnes was filed after its due date.

REPORT OF THE COMPENSATION COMMITTEE

  General. The Compensation Committee of the Board of Directors of the Company (the "Committee") is responsible for evaluating the compensation of the Company's executive officers, and establishing the guidelines of the Company's compensation policies with respect to its executive officers. Additionally, the Committee administers the 1991 Option Plan and the 1996 Stock Incentive Plan, pursuant to which the Company has granted employee stock options on a broad basis to its full time employees.

  The Company's compensation policy for executive officers is based on the following principles:

  . Base salaries are competitive with other similarly situated executives of companies of comparable size as well as companies within the same industry.

  . Annual incentive compensation is based on the Company's performance and realization of its financial goals during the fiscal year, both on a Company wide basis as well as within the individual executive's area of management.

  . Long term incentive compensation, in the form of stock options or similar vehicles, will encourage and motivate the executive officers toward the consistent achievement of financial and other operational goals, thereby increasing shareholder value on a long term basis.

  Base Salaries. Base salary is an executive officer's annual rate of pay without regard to any other factors. With respect to Messrs. Grzedzinski, Bahin and Perry, their base salaries are determined in accordance with the terms of their respective employment agreements and are required to be reviewed on an annual basis. It is the policy of the Committee to review base salaries for executive officers on an annual basis, although there is no requirement for an annual increase. The Committee strives to set base salaries at levels which are competitive with companies of comparable size, consistent with the compensation practices of other companies within the same industry.

  Annual Incentive Compensation. Annual incentive compensation is paid to the executive officers based upon a bonus plan which is approved by the Committee each year (the "Bonus Plan"). The Bonus Plan entitles the executive officers to earn a percentage of their respective base salaries based upon the achievement of financial goals of the Company, as well as achievement of certain operational goals by the individuals. For 1997, Messrs. Grzedzinski, Bahin and Perry were each entitled to receive up to 100% of their respective base salaries in the form of annual incentive compensation; each of these executive officers received incentive compensation of 52% of their respective base salaries. For 1997, Ms. Joseph and Ms. Powell received incentive compensation of $43,750 and $38,500, respectively (or 35% of their respective base salaries).

  Long Term Incentive Compensation. The Committee has granted employee stock options to its executive officers to encourage and motivate these officers to achieve, on a consistent and long term basis, financial goals that are consistent with the interests of the shareholders of the Company. The Committee believes this approach is a particularly good method to ensure that the interests of the executive officers are aligned with those of the Company's shareholders, and the longer term nature of the compensation encourages executive officers to focus on long term goals in addition to short term goals.

  Compensation Paid in 1997 to the Chief Executive Officer. Edward Grzedzinski has served as the Company's Chairman, President and Chief Executive Officer since the Company's formation in December 1995, and also serves in these capacities with respect to the Company's wholly-owned subsidiary, NOVA Information Systems. Mr. Grzedzinski and NOVA Information Systems entered into a written employment agreement dated October 27, 1995 (the "Employment Agreement"). Pursuant to the terms of the Employment Agreement, Mr. Grzedzinski receives an annual base salary, currently $354,000, which may be adjusted on an annual basis at the discretion of the Board of Directors of NOVA Information Systems. Mr. Grzedzinski is entitled to receive an annual cash bonus of a percentage of his base salary, dependent upon the achievement of certain specific financial and other goals. In 1997, the Bonus Plan provided for Mr. Grzedzinski to earn a cash bonus of up to 100% of his base salary. In accordance with the terms of the Bonus Plan, Mr. Grzedzinski received $156,000 in annual incentive compensation for 1997. With respect to long term incentive compensation, during 1997, the Committee granted to Mr. Grzedzinski employee stock options to purchase 50,000 shares of Common Stock.

  Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits the deductibility for federal income tax purposes of annual compensation paid by a publicly-held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Currently, none of the executive officers of the Company are affected by this provision of the Code. However, because the Committee seeks to maximize shareholder value, the Committee intends to take adequate steps to ensure the deductibility of any compensation to executive officers in excess of $1 million in the future.

  The Committee believes that the executive compensation policies serve the best interests of the shareholders and of the Company. A significant portion of the compensation of the executive officers is directly related to and commensurate with the performance of the Company.

NOVA CORPORATION COMPENSATION COMMITTEE
U. Bertram Ellis
Dr. Henry Kressel

PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the Common Stock over the period beginning May 8, 1996 (the completion of the Company's initial public offering) and ending December 31, 1997, with the cumulative total return of (i) the Standard & Poor's 500 Stock Index and (ii) an index composed of publicly-held companies which share the same standard industry classification as the Company.

  Cumulative total return values were calculated based on an assumed investment of $100.00 at the beginning of the period and assuming reinvestment of dividends. The return shown for the Common Stock is not necessarily indicative of future performance.



                             [GRAPH APPEARS HERE]

                     ASSUMES $100 INVESTED ON MAY 8, 1996
                          ASSUMES DIVIDEND REINVESTED
                     FISCAL YEAR ENDING DECEMBER 31, 1997

                          BASE   6/28/96 9/30/96 12/31/96 3/31/97 6/30/97 9/30/97 12/31/97
                         ------- ------- ------- -------- ------- ------- ------- --------
NOVA CORPORATION........ $100.00 $115.88 $113.30 $ 75.97  $ 54.51 $ 89.06 $ 87.34 $ 85.84
SIC CODE INDEX.......... $100.00 $103.85 $106.81 $ 95.49  $ 83.62 $ 95.99 $106.52 $108.05
S&P 500 INDEX........... $100.00 $102.97 $106.15 $115.00  $118.08 $138.70 $149.09 $153.37

                            EXECUTIVE COMPENSATION

  The following table summarizes the compensation awarded or paid for the fiscal years ended December 31, 1996 and 1997, to the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total annual salary and bonus for the fiscal year ended December 31, 1997, exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                 COMPENSATION
                                                                 -------------
                                   ANNUAL COMPENSATION
                         ---------------------------------------  SECURITIES
        NAME AND                                  OTHER ANNUAL    UNDERLYING    ALL OTHER
   PRINCIPAL POSITION    YEAR SALARY(1) BONUS(2) COMPENSATION(3) OPTIONS(#)(4) COMPENSATION
   ------------------    ---- --------- -------- --------------- ------------- ------------
Edward Grzedzinski...... 1997 $298,077  $156,000      $ 635         50,000       $   --
 Chairman, President and 1996  249,519   125,000        190            --            --
 Chief Executive Officer
James M. Bahin.......... 1997 $226,154  $116,480      $ --          50,000       $   --
 Vice Chairman, Chief    1996  200,000   102,000        --             --            --
 Financial Officer and
 Secretary
Pamela A. Joseph........ 1997 $127,116  $ 43,750      $ --          50,000       $   --
 Executive Vice
  President              1996  100,231    34,500         17         16,500         5,126(5)
 and Chief Information
 Officer
John M. Perry........... 1997 $202,308  $104,000      $ 767         75,000       $   --
 Executive Vice
  President,             1996  121,154    90,000        --          79,500        84,915(6)
 Sales and Marketing
Rebecca L. Powell....... 1997 $110,192  $ 38,500      $ 811         50,000       $   --
 Executive Vice
  President,             1996   95,000    25,000        337         15,500           --
 Merchant Services and
 Operations

--------
(1) Amounts shown include cash compensation earned and received by the Named Executive Officer as well as amounts earned but deferred at the election of the officer pursuant to the NOVA Information Systems 401(k) and Profit Sharing Plan.
(2) Amounts shown include bonus compensation attributable to the year shown, although in certain cases such amounts were paid in the following year.
(3) Represents employer matching contributions to the Named Executive Officer's account pursuant to the NOVA Information Systems 401(k) and Profit Sharing Plan.
(4) Represents employee stock options granted to the Named Executive Officer for the fiscal years ended December 31, 1996 and 1997. The Company has not issued any stock appreciation rights.
(5) Represents the reimbursement of additional income taxes attributable to the relocation of Ms. Joseph to Atlanta, Georgia in connection with Ms. Joseph's joining the Company in 1994.
(6) Represents reimbursed expenses attributable to the relocation of Mr. Perry to Atlanta, Georgia in connection with Mr. Perry's joining the Company in 1996.

EMPLOYMENT AGREEMENTS

  Messrs. Grzedzinski, Bahin and Perry each has entered into a written employment agreement with NOVA Information Systems dated October 27, 1995 (with respect to Messrs. Grzedzinski and Bahin) and April 4, 1997 (with respect to Mr. Perry) (collectively, the "Employment Agreements"). Pursuant to the Employment Agreements, Mr. Grzedzinski is employed by NOVA Information Systems as President and Chief Executive Officer and serves as Chairman of the Board of Directors of NOVA Information Systems; Mr. Bahin is employed by NOVA Information Systems as Chief Financial Officer and serves as Vice Chairman of the Board of Directors of NOVA Information Systems; and Mr. Perry is employed by NOVA Information Systems as Executive Vice President, Sales and Marketing. Currently, Messrs. Grzedzinski, Bahin and Perry receive an annual base salary of $354,000, $257,600 and $230,000, respectively, as may be adjusted from time to time by the Board of Directors (with respect to Messrs. Grzedzinski and Bahin) and the Chief Executive Officer (with respect to Mr. Perry). In addition, Messrs. Grzedzinski, Bahin and Perry each has the opportunity to earn a percentage of his base salary as a cash bonus tied to the performance of NOVA Information Systems. The Employment Agreements provide that each employee is entitled to participate in all of NOVA Information Systems' employee benefit plans and programs, including any stock option plans adopted by the Board of Directors of NOVA Information Systems. Each of the Employment Agreements is for an initial two-year term and automatically renews for successive two-year terms unless either party provides written notice to the other party at least 180 days before renewal.

  Upon termination of employment other than as a result of one of the Termination Exclusions, as defined below, each of the Employment Agreements provides for cash severance compensation equal to two times the employee's annual base salary to be paid in 24 equal monthly payments. In addition, stock options granted to the employee as of the effective date of the Employment Agreement will become vested and immediately exercisable. Such severance compensation is triggered by, among other things, the occurrence of a "change in control" (as defined in the Employment Agreements), a material diminution in the employee's duties and responsibilities, or the failure of NOVA Information Systems to automatically renew the Employment Agreement. The Termination Exclusions consist of termination for cause, nonrenewal by the employee of an Employment Agreement, or voluntary termination of employment by the employee. In return for such severance compensation, Messrs. Grzedzinski, Bahin and Perry each has agreed, for a period of two years after termination of employment, (i) not to use or disclose any confidential information of NOVA Information Systems, (ii) not to solicit the customers or employees of NOVA Information Systems, and (iii) not to become employed by, or to have a financial interest in, any other business which will compete with NOVA Information Systems in providing credit card and debit card transaction processing services within the United States. In the event that the employment of Messrs. Grzedzinski, Bahin or Perry terminates as a result of one of the Termination Exclusions, NOVA Information Systems has the option of requiring the employee to comply with the non-disclosure and non-competition provisions of his Employment Agreement for a period of either one year or two years, upon payment of an amount equal to one year's base salary or two years' base salary, respectively.

  Ms. Powell entered into a written employment agreement with NOVA Information Systems effective November 1, 1991. Pursuant to the terms of the agreement, Ms. Powell receives an annual base salary (currently $143,000) and has the opportunity to earn a percentage of her base salary as a cash bonus. The agreement provides that Ms. Powell may participate in all NOVA Information Systems employee benefit plans and programs, including any stock option or incentive stock plans adopted by the Board of Directors of NOVA Information Systems. The term of the agreement extends until Ms. Powell either terminates her employment or enters into a new employment agreement with NOVA Information Systems. The agreement provides for termination in the event of death, disability or retirement. The agreement also may be terminated voluntarily by Ms. Powell or by the Company, with or without cause, and provides for, under certain circumstances, the payment of compensation equal to up to three months of Ms. Powell's base salary. In addition to the foregoing, in the event that Ms. Powell is terminated without cause, she is entitled to a severance payment equal to one week's salary multiplied by the number of full years of service she has completed at the time of termination. Ms. Powell has agreed, during the term of her employment and for up to six months after termination of employment, (i) not to become engaged in any business competitive to that of the Company, (ii) not to solicit the customers or employees of the Company, and (iii) not to use or disclose any confidential information of the Company.

  Ms. Joseph does not presently have a written employment agreement with NOVA Information Systems, although the Company anticipates that such an agreement will be executed in the second quarter of 1998. Her current base salary is $156,250.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

  The following table summarizes (i) the aggregate number of options exercised by the Named Executive Officers during the year ended December 31, 1997, and
(ii) the aggregate number and value of options held by the Named Executive Officers at December 31, 1997. The Company has not issued any stock appreciation rights.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                       VALUE REALIZED   UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                      (MARKET PRICE AT  OPTIONS AT FISCAL YEAR     THE-MONEY OPTIONS AT
                            SHARES     EXERCISE LESS            END(#)            FISCAL YEAR END ($)(1)
                         ACQUIRED ON      EXERCISE     ------------------------- -------------------------
          NAME           EXERCISE (#)    PRICE)($)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------ ---------------- ----------- ------------- ----------- -------------
Edward Grzedzinski......       -0-             -0-       133,300      226,031    $3,175,206   $4,761,808
James M. Bahin..........       -0-             -0-       140,979      224,593     3,358,120    4,727,555
Pamela A. Joseph........    13,000        $224,885        35,594       97,355       774,592    1,476,974
John M. Perry...........       -0-             -0-        19,875      134,625       119,531    1,211,719
Rebecca L. Powell.......    17,236         383,422           750       79,197         4,688    1,057,628

--------
(1) Calculated based upon the closing sale price per share of the Common Stock of $25.00 on the New York Stock Exchange on December 31, 1997.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

  Options were granted to each of the Named Executive Officers during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                                                                            POTENTIAL
                                                                           REALIZABLE
                                                                        VALUE AT ASSUMED
                                       % OF TOTAL                        ANNUAL RATES OF
                           NUMBER OF    OPTIONS                            STOCK PRICE
                          SECURITIES   GRANTED TO EXERCISE              APPRECIATION FOR
                          UNDERLYING   EMPLOYEES   OR BASE                 OPTION TERM
                            OPTIONS    IN FISCAL    PRICE   EXPIRATION -------------------
          NAME           GRANTED(#)(1)  YEAR(2)   ($/SH)(3)    DATE     5%($)       10%($)
          ----           ------------- ---------- --------- ---------- -------- ----------
Edward Grzedzinski......    50,000        9.92%    $13.625  3/18/2007  $428,434 $1,085,737
James M. Bahin..........    50,000        9.92%     13.625  3/18/2007   428,434  1,085,737
Pamela A. Joseph........    50,000        9.92%     13.625  3/18/2007   428,434  1,085,737
John M. Perry...........    75,000       14.88%     13.625  3/18/2007   642,652  1,628,600
Rebecca L. Powell.......    50,000        9.92%     13.625  3/18/2007   428,434  1,085,737

--------
(1) These options were granted pursuant to the 1996 Stock Incentive Plan "at market" on the date of grant and first become exercisable on the first anniversary of the grant date, with 25% of the underlying shares becoming exercisable at that time, an additional 25% of the option shares becoming exercisable on each successive anniversary date, and full vesting on the fourth anniversary date. Under the terms of the 1996 Stock Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.
(2) Represents the percentage of total options granted to all employees in 1997.
(3) The exercise price and tax withholding obligations, related to exercise, may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH WORLDCOM, INC.

  On February 28, 1996, the Company and WorldCom entered into an Agreement (the "WorldCom Agreement"), effective as of March 1, 1996, pursuant to which WorldCom provides long-distance and local telecommunications access, as well as technical support, to the Company in connection with the Company's proprietary telecommunications network. The WorldCom Agreement expires February 28, 1999, subject to earlier termination by the Company if WorldCom fails to meet certain agreed-upon performance obligations. The Company paid WorldCom an aggregate of $2.7 million during the year ended December 31, 1997.

TRANSACTIONS RELATED TO THE FIRST UNION ALLIANCE

  In December 1995, the Company and First Union consummated a transaction (the "First Union Alliance"), pursuant to which First Union contributed its transaction processing assets, including the transaction processing assets of First Fidelity Bancorporation and its banking subsidiaries (which merged with and into First Union effective January 1, 1996), to the Company. Concurrently, the then current shareholders of the Company's predecessor (the "Original Shareholders"), contributed to the Company all of the shares of capital stock of the Company's predecessor owned by them together with all of their rights to acquire shares of capital stock of the Company's predecessor, causing the Company's predecessor to become a wholly-owned subsidiary of the Company. In exchange for their respective contributions to the Company, First Union received 9,149,209 shares of the Company's Common Stock, while the Original Shareholders collectively received an aggregate of 2,228,911 shares of the Company Common Stock, together with the right to acquire (through the exercise of options and the conversion of preferred stock) an aggregate of 14,762,487 shares of Common Stock.

  In connection with the First Union Alliance, the Company and First Union entered into a Marketing Support Agreement which provides, subject to certain exceptions, that the bank affiliates of First Union, together with and through each of the more than 2,000 First Union branches, shall actively market the Company's transaction processing services to merchants and shall refer merchants that request transaction processing services exclusively to the Company. The marketing services and assistance provided by the bank affiliates of First Union include the distribution by each bank affiliate of First Union of promotional and informational materials and supplies relating to the Company's transaction processing services, and such other services and assistance as may mutually be agreed upon by First Union and the Company. The Marketing Support Agreement also provides that the Company will, when feasible, assist First Union in developing new products or services relating to transaction processing or in otherwise supporting new business ventures. The Marketing Support Agreement also generally provides that the Company may not, without the prior consent of First Union, enter into certain marketing agreements with third parties generally located in specified areas where First Union currently maintains a significant banking presence. The Marketing Support Agreement expires January 31, 2003.

  The Company and First Union also entered into a Depositary and Settlement Agreement under which a subsidiary of First Union generally will act as the exclusive clearing and settlement bank for transactions originating from merchants maintaining a depository account with First Union for receipt of payment of cleared transactions. The Depositary and Settlement Agreement provides, however, that the Company may solicit from one or more other member clearing banks proposals to provide clearing and settlement services to such merchants, although First Union will have the opportunity to match the terms and conditions of any such third party proposal. The Depositary and Settlement Agreement expires January 31, 2003.

  Concurrently with the consummation of the First Union Alliance, the Company, its shareholders and First Union entered into a Shareholders Agreement (the "Shareholders Agreement") that provides, among other things, that the Company may, at its option and subject to agreement on price and other terms, purchase from First Union any merchant portfolios acquired by First Union through whole-bank or other acquisitions. The Shareholders Agreement also imposes restrictions on the Company's ability to engage in certain new business activities or to proceed with acquisitions of entities engaged in business activities substantially different from those currently conducted by the Company. Accordingly, the Company may be limited in its ability to seek or take advantage of certain business opportunities or relationships which differ substantially from the business activities the Company currently conducts.

 PROPOSAL 2--APPROVAL OF THE AMENDMENT TO THE NOVA CORPORATION 1996 EMPLOYEES
                             STOCK INCENTIVE PLAN

GENERAL

  The shareholders are being asked to consider and approve an amendment to the 1996 Stock Incentive Plan to allow individuals employed by any subsidiary of the Company that conducts business as a limited liability company, a limited liability corporation or a partnership to be eligible for participation in the 1996 Stock Incentive Plan. The 1996 Stock Incentive Plan currently allows employees of corporation subsidiaries of the Company to participate in the plan; however, the 1996 Stock Incentive Plan does not expressly allow employees of limited liability company, limited liability corporation or partnership subsidiaries to participate in the plan. The Board of Directors believes that stock ownership is an important incentive for employees to influence the success of the Company, and that it is in the best interests of the Company to allow individuals employed by any subsidiary or parent of the Company, including subsidiaries that conduct business as a limited liability company, limited liability corporation or partnership, to be eligible for participation in the 1996 Stock Incentive Plan. The purpose of the 1996 Stock Incentive Plan is to further the growth and development of the Company by encouraging employees to obtain a proprietary interest in the Company by owning or sharing in the appreciation of its stock. On February 3, 1998, the Board of Directors approved the amendment to the 1996 Stock Incentive Plan, subject to the approval of the amendment by the Company's shareholders at the Annual Meeting. If approved by the shareholders, the amendment will become effective as of February 3, 1998.

  The following is a summary of the 1996 Stock Incentive Plan and the proposed amendment thereto. A copy of the full text of the 1996 Stock Incentive Plan, as proposed to be amended, will be furnished to any shareholder upon written request made to the Secretary of the Company.

ELIGIBLE PARTICIPANTS; PROPOSED AMENDMENT

  Under the current terms of the 1996 Stock Incentive Plan, the individuals eligible to receive Incentive Stock Options ("ISOs"), Non-qualified Stock Options ("NQSOs"), Stock Appreciation Rights ("SARs") and restricted stock awards (collectively, "ESIP Stock Rights") are employees of the Company or the Company's parent or subsidiary corporations, including such employees who are also members of the Board of Directors of the Company or of any parent or subsidiary corporation of the Company; provided, however, that no non-employee director shall be eligible to receive any ESIP Stock Rights pursuant to the 1996 Stock Incentive Plan. A proposal to expand the eligibility for participation in the 1996 Stock Incentive Plan to include individuals employed by any subsidiary or parent of the Company that conducts business as a limited liability company, a limited liability corporation or a partnership will be submitted to the shareholders at the Annual Meeting. The number of eligible participants in the 1996 Stock Incentive Plan as of December 31, 1997 was approximately 460 persons. If the proposed amendment is approved by the Shareholders, the number of eligible participants in the 1996 Stock Incentive Plan will be approximately 550 persons.

ADMINISTRATION

  The 1996 Stock Incentive Plan is administered by a committee composed of two or more disinterested outside directors of the Company (the "ESIP Committee"). The ESIP Committee has discretionary authority (i) to determine the individuals to whom ESIP Stock Rights will be granted from among those individuals who are eligible, as well as the terms of ESIP Stock Rights and the number of shares of Common Stock issuable in connection with such ESIP Stock Rights, (ii) to determine whether an Option will constitute an ISO or a NQSO, and (iii) to interpret the provisions of, and prescribe, amend and rescind any rules and regulations relating to, the 1996 Stock Incentive Plan.

NUMBER OF SHARES AVAILABLE

  The 1996 Stock Incentive Plan currently has 2,000,000 shares of Common Stock reserved for issuance, of which 33,054 shares have been issued pursuant to options exercised and 961,865 shares were issuable upon exercise of options outstanding as of December 31, 1997.

OPTION EXERCISE PRICE

  The exercise price of each ISO shall not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns (within the meaning of Section 422(b)(6) of the Code) 10% or more of the outstanding stock of the Company (a "10% Shareholder"), the exercise price shall be not less than 110% of such fair market value. The exercise price of each NQSO shall be at not less than 75% of fair market value of the Common Stock at the time of grant.

OPTION VESTING

  ISOs and NQSOs (collectively, "Options") shall vest (i.e., become exercisable), unless otherwise agreed to or accelerated by the ESIP Committee, 25% on the first anniversary of the date of grant and 25% on each anniversary thereafter. Options issued under the 1996 Stock Incentive Plan may not be exercisable on or after the tenth anniversary (fifth anniversary in the case of an ISO granted to a 10% Shareholder) of the date of grant of such Options.

RESTRICTED STOCK

  Restricted stock granted under the 1996 Stock Incentive Plan will be subject to such restrictions as the ESIP Committee shall determine and will be subject to forfeiture by the recipient until the earlier of (i) the time such restrictions lapse or are satisfied, or (ii) the time such shares are forfeited. In addition to such other restrictions as may be determined by the ESIP Committee, all restricted stock granted under the 1996 Stock Incentive Plan shall vest (i.e., become nonforfeitable) 25% on the first anniversary of the date of grant, and an additional 25% on each anniversary thereafter unless accelerated by the ESIP Committee. Generally, the termination of the recipient's employment with the Company or any subsidiary for any reason will result in forfeiture of any restricted stock for which the restrictions have not lapsed, although the ESIP Committee may provide otherwise.

STOCK APPRECIATION RIGHTS

  A SAR entitles the holder thereof to receive, upon the surrender of the SAR (or portion thereof), an amount payable in Common Stock, cash or a combination of Common Stock and cash (as specified by the ESIP Committee at the time of grant or, if not so specified, as specified by the SAR recipient at the time of exercise) equal to the excess of the fair market value of the shares of Common Stock subject to such SAR (or portion thereof) over the exercise price of such shares. The exercise price of the shares of Common Stock underlying a SAR shall be the fair market value of the Common Stock on the date the SAR is granted, unless otherwise determined by the Committee. The Committee may grant SARs in connection with Options granted under the 1996 Stock Incentive Plan, or independently. SARs related to an Option are granted concurrently with the related underlying Option. An Option related to a SAR ceases to be exercisable to the extent of the shares with respect to which the related SAR was exercised, and upon exercise or termination of a related Option, any related SAR terminates to the extent of the shares with respect to which the related Option was exercised or terminated.

TERMINATION

  The 1996 Stock Incentive Plan will terminate on the later of (a) the complete exercise or lapse of the last outstanding Stock Right granted under the 1996 Stock Incentive Plan, or (b) ten years following adoption of the 1996 Stock Incentive Plan, subject to the earlier termination by the Board of Directors at any time.

CHANGE OF CONTROL

  Options and restricted stock awards granted under the 1996 Stock Incentive Plan will become fully vested upon a "change of control." For purposes of the 1996 Stock Incentive Plan, the term "change of control" is defined to mean any one of the following events: a "change of control" is deemed to have occurred when (i) any individual or entity, including related parties, becomes the actual or beneficial owner of 30% or more of the Common Stock of the Company (on a fully-diluted basis) without the prior approval of the Company's Continuing Directors (a term defined as directors as of the date of adoption of the 1996 Stock Incentive Plan and their duly approved successors), (ii) the Company's Continuing Directors fail to constitute at least a majority of the members of the Board of Directors of the Company, (iii) all or substantially all of the assets of the Company or any "Significant Subsidiary" (as such term is defined in Rule 1.02 of Regulation S-X promulgated by the Securities and Exchange Commission) are sold or otherwise transferred without the approval of the Continuing Directors, and (iv) any individual or entity has filed an application with any regulatory authority having jurisdiction over the ownership of the Company in connection with any transaction by such person or entity to acquire 20% or more of the combined voting power of the Company's then outstanding securities without the prior approval of the Company's Continuing Directors.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief general description of the consequences under the Code of the receipt or exercise of stock rights under the 1996 Stock Incentive
Plan:

  Incentive Stock Options. An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. However, the excess of fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the option holder for the year in which the option is exercised, and thus may increase the federal income tax liability of the option holder as a result of the exercise of an ISO under the alternative minimum tax rules of the Code. An option holder will recognize income when he sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the Common Stock pursuant to the exercise of the ISO.

  If an option holder disposes of the Common Stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize ordinary income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. However, if the option holder is subject to suit under
Section 16(b) of the Exchange Act (the short swing profits rule), the option holder will recognize ordinary income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares as of a later date (such later date being the earlier of (1) the expiration of 6 months from the date of exercise, or (2) the first day on which the disposition of such property would not subject such option holder to suit under Section 16(b) of the Exchange Act and (ii) the price at which the shares are sold, unless the option holder makes a timely Code Section 83(b) election. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price. Such capital gain or loss will be treated as long-term or short-term capital gain or loss depending upon whether the holding period applicable to the long-term capital assets is satisfied.

  For these purposes, the use of shares acquired upon exercise of an ISO to pay the option price of another option (whether or not it is an ISO) will be considered a disposition of the shares. If this disposition occurs before the expiration of the requisite holding periods, the option holder will have the same tax consequences as are described above in the preceding paragraph. If the option holder transfers any such shares after holding them for the requisite holding periods or transfers shares acquired pursuant to exercise of a NQSO or on the open market, he generally will not recognize any income upon the exercise. Whether or not the transferred shares were acquired pursuant to an ISO and regardless of how long the option holder has held such shares, the basis of the new shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new shares equal to the number of older shares tendered (in payment of the option's exercise) is considered exchanged under Code Section 1036 and the rulings thereunder; these new shares receive the same holding period and the same basis the option holder had in the old tendered shares, if any, plus the amount included in income from the deemed sale of the old shares and the amount of cash or other nonstock consideration paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered shares receives a basis of zero, and the option holder's holding period with respect to such shares commences upon exercise.

  An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the Common Stock subject to ISOs which first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to a NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSOs.

  There will be no tax consequences to the Company upon issuance or, generally, upon exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, the Company generally will have a deduction in the same amount, provided the Company satisfies applicable federal income tax reporting requirements or the option holder actually reports such income on his or her federal income tax return.

  Nonqualified Stock Options. Neither the Company nor the option holder has income tax consequences from the issuance of NQSOs. Generally, in the tax year when an option holder exercises NQSOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. However, if the option holder is subject to suit under Section 16(b) of the Exchange Act (the short swing profits rule), the option holder recognizes ordinary income in the amount by which the fair market value of the shares determined as of a later date exceeds the option price for such shares, with such later date being the earlier of (i) the expiration of 6 months from the date of exercise, or
(ii) the first day on which the disposition of such property would not subject such option holder to suit under Section 16(b) of the Exchange Act, unless the option holder makes a timely Code Section 83(b) election, in which event the fair market value of the shares will be determined on the date of exercise. The Company generally will have a deduction in the same amount as the ordinary income recognized by the option holder in the Company's tax year during which the option holder recognizes ordinary income, provided the Company satisfies applicable federal income tax reporting requirements or the option holder actually reports such income on his or her federal income tax return.

  Depending upon the period shares of Common Stock are held after exercise, the sale or other taxable disposition of the shares acquired through the exercise of a NQSO generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the NQSO was exercised (or if the option holder was subject to Section 16(b) of the Exchange Act and did not make a timely Code Section 83(b) election, the fair market value on the delayed determination date, if applicable.

  Special rules apply to an employee who exercises a NQSO by paying the exercise price, in whole or in part, by the transfer of shares of Common Stock to the Company. If an option holder exercises a NQSO by paying the option price with previously acquired Common Stock, the option holder will generally recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Code Section 1036 and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered.

  The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares and the option holder's holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

  Stock Appreciation Rights. At the time a SAR is granted, a SAR holder will recognize no taxable income, and there are no tax consequences to the Company. The SAR holder will recognize taxable income at the time the SAR is exercised in an amount equal to the amount of cash and the fair market value of the shares of the Common Stock received upon such exercise. However, if the SAR holder is subject to suit under Section 16(b) of the Exchange Act (the short swing profits rule), the SAR holder will recognize taxable income at the time the SAR is exercise in an amount equal to the amount of cash received upon exercise and the fair market value (determined as of the earlier of (i) the expiration of six months from the date of exercise, or (ii) the first day on which the disposition of such property would not subject such SAR holder to suit under Section 16(b) of the Exchange Act, unless the SAR holder makes a timely Code Section 83(b) election) of the Common Stock received upon such exercise. The income recognized on exercise of a SAR will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction with respect to the exercise of a SAR in an amount equal to the amount of ordinary income recognized by the SAR holder upon such exercise, provided the Company satisfies applicable federal income tax reporting requirements or the SAR holder actually reports such income on his or her federal income tax returns. Any gain or loss upon the disposition of the Common Stock acquired pursuant to the exercise of a SAR will qualify as short-term or long-term capital gain or loss depending on how long the SAR holder holds the Common Stock before such disposition.

  Restricted Stock. A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. If a holder of restricted stock cannot sell the Common Stock without being subject to suit under Section 16(b) of the Exchange Act (the short swing profits rule), the Common Stock will be treated as subject to a substantial risk of forfeiture. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock, provided the Company satisfies applicable federal income tax reporting requirements or the holder of the restricted stock actually reports such income on his or her federal income tax return.

  Alternatively, a holder of restricted stock may make a timely Code Section 83(b) election to recognize ordinary income for the taxable year in which he receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to his (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. A timely Code
Section 83(b) election must be made within 30 days after the transfer of the restricted stock to the holder. The Company will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his election, provided the Company satisfies applicable federal income tax reporting requirements or the employee actually reports such income on his or her federal income tax returns.

  Cash dividends paid to a holder of restricted stock prior to the date the restricted stock is no longer subject to a substantial risk of forfeiture or is forfeited are treated as ordinary income of the holder of restricted stock in the year received. Depending upon the period shares of Common Stock are held after receipt by a holder of restricted stock, the sale or other taxable disposition of such shares will result in short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares generally when the restricted stock is no longer subject to a substantial risk of forfeiture.


  Limitation on Company Deductions. Notwithstanding the preceding provisions, no federal income tax deduction is allowed for compensation paid to a "covered employee" in any taxable year of the Company beginning on or after January 1, 1994, to the extent that such compensation exceeds $1,000,000. For this purpose, "covered employees" are generally the chief executive officer of the Company and the four highest compensated officers of the Company, and the term "compensation" generally includes amounts includable in gross income as a result of the exercise of stock options or stock appreciation rights, or the receipt of restricted stock. This deduction limitation does not apply to compensation that is commission based compensation, performance based compensation, compensation which would not be includable in an employee's gross income, and compensation payable under a written binding contract in existence on February 17, 1993, and not materially modified thereafter.

  Regulations indicate that compensation attributable to a stock option or a stock appreciation right will generally satisfy the limitation exception for performance based compensation if the grant or award is made by a "compensation committee" (a committee composed of "outside" directors), the plan under which the option or right is granted states the maximum number of shares with respect to which the options or rights may be granted during a specified period to any employee, and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award.

  Golden Parachute Payments. Under Code Section 280G, no federal income tax deduction is allowed to a corporation for "excess parachute payments" made to "disqualified individuals," and receipt of such payments subject the recipient to a 20% excise tax under Code Section 4999. For this purpose, "disqualified individuals" are generally officers, shareholders or highly compensated individuals performing services for a corporation, and the term "excess parachute payments" includes payments in the nature of compensation which are contingent on a change in the ownership or effective control of a corporation, to the extent that such payments (in present value) exceed three times the payee's average annual taxable compensation form the corporation for the previous five years. Certain payments with respect to nonpublicly traded corporations, payments for reasonable compensation for services rendered after a Change of Control and payments from qualified plans are generally not included in determining "excess parachute payments."

  ERISA. The Plan is not, and is not intended to be, an employee benefit plan or tax-qualified retirement plan. The Plan is not, therefore, subject to the Employee Retirement Income Security Act of 1974, as amended or Code Section 401(a).

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

  The following table sets forth outstanding stock options granted under the 1996 Stock Incentive Plan held by the listed persons and groups as of March 31, 1998, and the value of such options, net of exercise price, calculated based upon the closing sale price per share of the Common Stock of $30.0625 on the New York Stock Exchange on March 31, 1998. The ESIP Committee has not yet made any determination as to which eligible participants will be awarded options under the 1996 Stock Incentive Plan in the future. Consequently, it is not presently possible to determine, with respect to the persons and groups shown in the table below, the benefits or amounts that will be received in the future by such persons or groups pursuant to the 1996 Stock Incentive Plan.

                           1996 STOCK INCENTIVE PLAN

                                                             TOTAL
                                                           NUMBER OF
                                                            OPTIONS     DOLLAR
   NAME AND POSITION                                      OUTSTANDING VALUE ($)
   -----------------                                      ----------- ----------
   Edward Grzedzinski....................................   359,331   $9,756,128
   James M. Bahin........................................   365,572    9,936,383
   Pamela A. Joseph......................................   154,500    1,510,561
   John M. Perry.........................................    83,990    2,113,406
   Rebecca L. Powell.....................................    69,131    1,167,831

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE 1996 STOCK INCENTIVE PLAN.

                  PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

  Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP to continue as independent accountants of the Company for the fiscal year ending December 31, 1998, and has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. Ernst & Young LLP has served as independent accountants of the Company or its predecessor since February 1991. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be made in writing and received at the Company's principal executive offices not later than December 21, 1998, to be eligible for inclusion in the Company's proxy materials related to such meeting.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Company does not intend to bring any other matters before the Annual Meeting requiring action of the shareholders, nor does it have any information that other matters will be brought before the Annual Meeting. However, if any other matters requiring the vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Company.

                                  By Order of the Board of Directors,



                                  [Signature of Edward Grzedzinski appears here] Chairman of the Board, President and Chief Executive Officer

Atlanta, Georgia
April 20, 1998

                                  APPENDIX I

                                FIRST AMENDMENT
                                    TO THE
                               NOVA CORPORATION
                      1996 EMPLOYEES STOCK INCENTIVE PLAN

  THIS FIRST AMENDMENT to the NOVA Corporation 1996 Employees Stock Incentive Plan (the "Plan"), made as of the day and year noted on the last page hereof, by NOVA Corporation (the "Company"), to be effective as noted below.

                             W I T N E S S E T H :

  WHEREAS, the Company sponsors and maintains the Plan for the benefit of its eligible employees and their beneficiaries, and pursuant to Section 12.1 thereof, the Company has the right to amend the Plan at any time, subject to
Section 12.2 of the Plan; and

  WHEREAS, the Company wishes to amend the Plan at this time, subject to shareholder approval, for the purpose of modifying certain Plan provisions so that individuals employed by any subsidiary or parent of the Company that conducts business as a limited liability company, a limited liability corporation or a partnership are eligible for participation in the Plan; and

  NOW, THEREFORE, the Plan is amended to read as follows effective as of February 3, 1998:

  Section 2.6 of the Plan is amended by striking the term "Corporation" each place it appears therein and inserting in lieu thereof the term "Company."

  Section 2.10 of the Plan is amended in its entirety to read as follows:

    2.10 Company shall mean NOVA Corporation, and shall also mean any parent or subsidiary of NOVA Corporation that conducts business as a corporation, partnership, limited liability company or limited liability corporation unless the context clearly indicates otherwise.

  Section 5.1 of the Plan is amended to read as follows:

    5.1 Individuals Eligible for Grants of Stock Rights. The individuals eligible to receive Stock Rights hereunder shall be employees of the Company, including such employees who are also members of the Board or of the board of directors of any parent or subsidiary corporation of the Company; provided, no non-employee directors shall be eligible to receive any Stock Rights pursuant to this Plan, and provided further, that only employees of the NOVA Corporation and its "parent" or "subsidiary" corporations within the meaning of subsections (e) and (f) of Code (S)424 shall be eligible to receive ISOs.

  All other provisions of the Plan not inconsistent herewith are hereby confirmed and ratified.

               ADOPTED BY BOARD OF DIRECTORS ON FEBRUARY 3, 1998

            ADOPTED BY SHAREHOLDERS AS OF      ______________, 1998

                                REVOCABLE PROXY
                                NOVA CORPORATION

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                 FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS

  The undersigned hereby appoints Carole A. Loftin and Ann T. Spalding, and each of them, as proxies to act for and in the name of the undersigned to vote all shares of Common Stock of NOVA Corporation (the "Company") which the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders, to be held at the offices of the Company, One Concourse Parkway, Suite 300, Atlanta, Georgia 30328 on Wednesday, May 20, 1998, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof, as indicated below.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

 1. The election as directors of the nine nominees listed below to serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified.

  [_] FOR ALL NOMINEES LISTED       [_] WITHHOLD]AUTHORITY
      BELOW (EXCEPT AS                  TO VOTE FOR ALL
      INDICATED TO THE                  NOMINEES LISTED
      CONTRARY BELOW).                  BELOW

   INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

   James M. Bahin, Charles T. Cannada, Dr. James E. Carnes, U. Bertram Ellis, Edward Grzedzinski, Dr. Henry Kressel, Joseph P. Landy, Maurice F. Terbrueggen, Jr., Stephen E. Wall

 2. The authorization and approval of the Amendment to the NOVA Corporation 1996 Employees Stock Incentive Plan as described in the Proxy Statement for the Annual Meeting.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

 3. The ratification of the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 1998.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  In their discretion, the proxies are authorized to vote upon such other business matters as properly may come before the Annual Meeting and any adjournments thereof.

     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED
                            POSTAGE-PAID ENVELOPE.

          (continued, and to be dated and signed on the reverse side).

                          (CONTINUED FROM OTHER SIDE)
  This proxy card will be voted as directed. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE NINE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS MATTERS ARE PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY CARD WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. IN THE EVENT THAT CUMULATIVE VOTING IS IN EFFECT FOR THE ELECTION OF DIRECTORS, THE PROXIES ARE AUTHORIZED TO CUMULATE VOTES SO AS TO ELECT THE MAXIMUM NUMBER OF NOMINEES, SUBJECT TO INSTRUCTIONS TO WITHHOLD VOTES WITH RESPECT TO ONE OR MORE NOMINEES. At the present time, the Board of Directors knows of no other business matters to be presented to a vote of the shareholders at the Annual Meeting.
  If the undersigned elects to withdraw this proxy card at or before the time of the Annual Meeting or any adjournments or postponements thereof and notifies the Secretary of the Company in writing at or prior to the vote at the Annual Meeting of the decision of the undersigned to withdraw this proxy card, then the power of said proxies shall be deemed terminated and of no further force and effect. The undersigned may withdraw this proxy card in the manner described above, or by submitting a duly executed and later dated proxy card, or by appearing and voting in person at the Annual Meeting all shares of Common Stock of the Company owned by the undersigned as of the record date of March 25, 1998.
  The undersigned hereby revokes any previous proxies submitted with respect to the matters covered by this proxy card.

                                             Please mark this card on the re-
                                             verse side and then date and sign
                                             this proxy card below exactly as
                                             your name appears on the
                                             Company's stock records. When
                                             shares are held jointly, both
                                             holders should sign. When signing
                                             as attorney, executor, adminis-
                                             trator, trustee, custodian or
                                             guardian, please give your full
                                             title. If the holder is a corpo-
                                             ration or partnership, the full
                                             corporate or partnership name
                                             should be provided and this card
                                             executed by a duly authorized of-
                                             ficer.
                                             Dated: ____________________ , 1998

                                             ----------------------------------
                                             Signature

                                             ----------------------------------
                                             Signature, if shares held jointly
                                             Do you plan to attend the Annual
                                             Meeting?
                                             [_] YES [_] NO